                                                                    Exhibit 99.1
[COMPASS MINERALS INTERNATIONAL, INC. LOGO]

NEWS RELEASE

FOR MORE INFORMATION CONTACT:
Peggy Landon, 913-344-9315



                  COMPASS MINERALS INTERNATIONAL, INC. APPOINTS
       VERNON G. BAKER II AND JOHN R. STEVENSON TO ITS BOARD OF DIRECTORS

         OVERLAND PARK, Kan. (May 10, 2005) - Vernon G. Baker II has been appointed to the board of directors of Compass Minerals International, Inc. (NYSE: CMP) effective immediately, taking the seat of Douglas A. Pertz who stepped down from Compass's board to pursue other interests. Mr. Baker will serve on the board's nominating/corporate governance committee and its environment, health and safety committee.

         John R. Stevenson has also been named to the board of directors effective May 16, 2005. He will serve on the nominating/corporate governance and compensation committees and will replace Joshua J. Harris, who tendered his resignation effective May 16 to reduce the number of boards on which he sits.

         Mr. Baker is senior vice president and general counsel for ArvinMeritor (NYSE: ARM), a global supplier of motor vehicle systems and components. Before joining ArvinMeritor in 1999, he served as vice president and general counsel to the corporate research and technology division of Hoechst Celanese Corporation. Mr. Baker is a graduate of Dartmouth College and received his juris doctorate from American University's Washington College of Law.

         Mr. Stevenson is the retired chairman and chief executive officer of McWhorter Technologies, a New York Stock Exchange-listed producer of resins and dispersed pigments that was acquired by Eastman Chemical Company in 2000. He previously served as a vice president of special products and administration for Valspar Corporation, a global leader in the paint and coatings industry. Mr. Stevenson is a graduate of Metropolitan State University, Minneapolis.


ABOUT COMPASS MINERALS INTERNATIONAL
------------------------------------

         Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

                                       ###